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                                                                      Exhibit 99


                                [TUSCARORA LOGO]

NEWS RELEASE                                      INVESTOR RELATIONS CONTACT:
FOR IMMEDIATE RELEASE                             John Nesbett/Vince Daniels
CONTACT:  Brian C. Mullins 724/843-8200           Lippert/Heilshorn & Associates
                                                  212/838-3777

                    TUSCARORA INCORPORATED ANNOUNCES ADOPTION
                           OF SHAREHOLDER RIGHTS PLAN


                  NEW BRIGHTON, PA -- August 17, 1998 -- The board of directors of Tuscarora Incorporated (NASDAQ NM: TUSC) today adopted a Shareholder Rights Plan and declared a dividend of one Preferred Share Purchase Right for each outstanding share of Tuscarora Common Stock as of the close of business on August 31, 1998.

                  Initially the Rights will not be exercisable and certificates will not be issued. The Rights will be evidenced by and trade with Tuscarora's Common Stock until they become exercisable and are separated from the Common Stock upon the occurrence of certain future events. Until that time, one Right will also be issued with respect to each new share of Common Stock that shall become outstanding.

                  John P. O'Leary, Jr., president and chief executive officer of Tuscarora Incorporated, stated: "The Rights are designed to assure that all Tuscarora shareholders receive fair and equal treatment and to guard against partial tender offers, selective open market purchases and other tactics that could be employed to gain control of Tuscarora without paying all shareholders an adequate premium. The Rights are not being issued in response to any specific effort to acquire control of the company, nor is the company aware of any such effort. By encouraging anyone to negotiate with the board of directors prior to attempting a takeover of the company, the Rights are intended to enable Tuscarora shareholders to realize the long-term value of their investment."

                  The Rights will become exercisable 10 business days (or such later date as may be determined by the board of directors) after a person or group of affiliated or associated persons commences or announces a tender or exchange offer for 20 percent or more of the company's Common Stock. In such an event, each Right will entitle shareholders (other than such a person or a member of such group) to purchase one one-hundredth of a share of a new series of preferred stock at an exercise price of $65.00. Each one-hundredth of a share of the new Preferred Stock has terms designed to make it the economic and voting equivalent of one share of Common Stock.

                  If a person or group acquires 20 percent or more of the company's outstanding Common Stock, each Right not owned by such person or group will entitle its holder to purchase, at the Right's exercise price, a number of shares of the company's Common Stock (or, if substituted by the board of directors, shares of the new Preferred Stock) having a market value at that time of twice the exercise price. Further, at any time after a person or group acquires 20 percent or more (but not more than 50 percent) of the outstanding Common Stock, the board may, at its option, require the exchange of all or part of the Rights (other than Rights held by an acquiring person or group) for shares of the company's Common Stock (or one-hundredth of a share of the new Preferred Stock) on a one-for-one basis.

                  If after a person or group acquires 20 percent or more of the outstanding Common Stock, Tuscarora is acquired in a merger or other business combination transaction, each Right not owned by such person or group will entitle its holder to purchase, at the Right's exercise


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price, a number of the surviving or acquiring company's common shares having a market value at that time of twice the exercise price.

                  The board of directors is entitled to redeem the Rights for $.01 per Right at any time before a 20 percent position has been acquired. The board is also authorized to reduce the 20 percent thresholds referred to above to not less than the greater of the sum of .001 percent plus the largest percentage of the Common Stock known to be owned at the time, or 10 percent.

                  The issuance of the Rights will not affect Tuscarora's reported earnings, and the Rights are not taxable to shareholders or to the company.

                  The Shareholder Rights Plan does not contain a so-called "dead-hand" provision under which only continuing directors may redeem the rights or take other actions under the Shareholder Rights Plan.

                  A Summary of Rights will be mailed in September to shareholders of record on August 31, 1998. Shareholders will not receive any documents evidencing the Rights unless and until the Rights become exercisable. The Rights will expire on August 31, 2008 unless the Rights are earlier exchanged or redeemed.

                  Tuscarora Incorporated custom designs and manufactures interior protective packaging, material handling solutions and componentry from a broad range of materials. One of the world's largest manufacturers of custom molded products made from expended foam plastic materials, Tuscarora also integrates multiple materials, such as corrugated paperboard, molded and/or diecut foam plastics, thermoformed plastics and wood, to meet each customer's specific end-use requirements. Tuscarora serves more than 3,500 customers located in the United States, Canada, Mexico and the United Kingdom, from 34 manufacturing locations. Among the company's customers are major manufacturers in the high technology, consumer electronics, automotive and major appliance industries.





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